                                                                   Exhibit 10.16

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     Amended and Restated Employment Agreement ("Agreement") by and between
SHINTU INC., a Delaware limited liability company, having its principal place of business at 2 Cedar Lane, Morristown, N.J. (hereinafter "Company"), and Mr. BOAZ
LESHEM, residing at 2 Cedar Lane, Morristown, N.J. (the "Employee"), executed this ______ day of December, 2005 and effective as of September 1, 2004 (the
"Effective Date").

                                   WITNESSETH

     WHEREAS, the Company is engaged in the marketing and sales of metals, and all activities related thereto ("Products"); and

     WHEREAS, the Employee has been employed by a subsidiary of the Company,
Materials Technology Solutions L.L.C. ("MTS"), pursuant to an employment agreement in effect since September 1, 2004 (the "Employment Agreement"); and

     WHEREAS, MTS has assigned the Employment Agreement to the Company pursuant to a Sale and Assignment of Interest in Limited Liability Company dated December
, 2005 among Employee, MTS and the Company (the "Assignment"); and

     WHEREAS, the Company and Employee desire to restate the terms of the
Employment Agreement as of the date hereof for the purpose of, among other things, conforming the Employment Agreement to the terms of the Assignment and substituting corporate terminology for limited liability company terminology;
and

     WHEREAS, the Company desires to appoint the Employee to be Chief Operating
Officer under the provisions of this Agreement;

     NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter set forth, the parties intending legally to be bound hereto, agree as follows:

1. Preamble, Schedules and Headings. The Preamble and Schedules attached hereto form an integral part of this Agreement. Paragraph headings are for convenience purposes only and shall not be used to construe or interpret the provisions of this Agreement.

2. Terms of Employment

     2.1. Employment. The Company shall employ the Employee as Chief Operating
Officer during the term hereof. The Employee hereby accepts employment under the terms and conditions set forth in this Agreement.

     2.2. Duties of Employee.

               2.2.1. Title. Employee shall commence performing as Chief
Operating Officer upon the date hereof, and shall have such duties as may be assigned to him from time to time by the Chief Executive Officer ("CEO") and
Board of Directors of the Company and that are customary for such position. The
Employee shall report to the CEO and Board of Directors of the Company.

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               2.2.2. Full Business Time to the Company. Employee agrees to devote his full business time and services to the faithful performance of the duties, responsibilities, and authorities that may be assigned to him by the
Company. During his employment by the Company, Employee shall not engage in any other or additional business activity or employment, nor shall he accept or obtain any financial or ownership interest of any kind or nature in or with respect to any transaction affecting the business, suppliers or customers of the
Company without the prior written consent of the CEO, provided that Employee may make passive investments in other companies as part of his personal investment portfolio. Employee agrees not to authorize or engage in any transactions, directly or indirectly, between the Company and either himself or a family member, relative, or any related entity.

               2.2.3. Notice of Other Interests. Employee agrees to promptly notify the CEO of any matter in which he or any a family member, relative, or related entity has a personal interest which could create a conflict of interest with respect to Employee's duties and obligations to the Company.

               2.2.4. Performance. The Employee agrees to perform his job with devotion and loyalty, without exceeding his powers, using his talent, knowledge and expertise to the benefit of the Company, and act in accordance with the reasonable and lawful assignments and instructions given to him from time to time by the Company.

     2.3. Term. This Agreement shall continue in force and effect for a three
(3) year term from the Effective Date (the "Initial Term"), and shall thereafter be automatically extended for additional one-year terms, on a year-by-year basis, until terminated in accordance with the terms of paragraph 2.5 herein.
Prior to the expiration of the Initial Term on August 31, 2007, the Company and
Employee shall negotiate in good faith revisions to the terms of this Agreement including, without limitation, terms relating to base salary, bonuses, termination, options and Board membership.

     2.4. Compensation. As of November 1, 2005, the Company shall pay Employee, as compensation for services rendered by Employee under this Agreement:

               2.4.1. Base Salary. A base annual salary in the amount of
One-Hundred and Fifty Thousand (US$150,000) Dollars ("Base Salary"), in
accordance with the Company's usual payroll practices, as may be modified from time to time; and

               2.4.2. Bonus. Annual bonus compensation ("Bonus") equal to Ten
(10%) Percent of the Company's annual earnings after depreciation, amortization, interest and taxes ("Net Earnings") but, for the fiscal years ending on 12/31/06 and 12/31/07, in no event shall such Bonus be less than $20,000 per annum. By way of example, if the Company's Net Earnings for the fiscal year ending
12/31/06 are $175,000, the Company will pay Employee a Bonus of $17,500 plus an additional payment of $2,500. The Bonus shall be paid within ninety (90) days of the end of the Company's fiscal year. Net Earnings will be determined by the
Company's accountants on the basis of GAAP consistently applied for the applicable fiscal year. The Bonus shall be payable only during the term of
Employee's employment by the Company. The Company shall pay Employee a pro rata
Bonus through the date of termination for any fiscal year in which Employee's employment is terminated, for any reason, except termination for Cause (as defined hereunder). The Bonus shall begin to accrue on January 1, 2006.

               2.4.3. Payments Subject to Tax. All payments, benefits and/or other consideration due from the Company to Employee under the terms of this
Agreement will be subject to the deduction of all applicable local, state and federal taxes, social security payments and any other withholding payments required by law.

     2.5. Termination. Notwithstanding any other provision in this Agreement:

               2.5.1. Termination Without Cause. After the Initial Term, either party may terminate this Agreement, for any reason whatsoever, upon prior written notice of not less than ninety (90) days. In

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such event, (i) Employee will be required to continue to perform his normal duties through the date of termination, unless otherwise notified, in writing, by the Company, and (ii) Employee shall be entitled to his Base Salary payments through the date of termination (i.e., the expiration of the 90-day notice period). Notwithstanding the foregoing, the parties agree that if Employee terminates this Agreement without cause at any time during the Initial Term, the
Company would suffer irreparable damage, the measurement of which would be difficult if not impossible to ascertain, and as compensation to the Company therefor, Employee hereby agrees to irrevocably and unconditionally surrender and transfer to the Company his shares of stock in the Company, without consideration, as of Employee's last date of employment by the Company.

               2.5.2. Death. If the Employee dies during the term of this
Agreement, this Agreement shall automatically terminate as of the date of the
Employee's death, and the Company shall have no further obligation to the
Employee or his estate, except to pay to the estate of the Employee any accrued but unpaid Base Salary through the date of death. The parties agree that upon
Employee's death, the personal representative of Employee's estate shall sell to the Company all of Employee's shares of stock in the Company, if any, and the
Company shall purchase such shares of stock for an amount equal to the proceeds payable under a term insurance policy insuring Employee's life ("Insurance
Amount") owned and paid for by the Company. The policy shall have a face value of $200,000 and shall be purchased by the Company within ninety (90) days of the date hereof. The Insurance Amount may be modified from time to time upon the written agreement of the parties.

               2.5.3. Disability. In the event Employee becomes Disabled (as hereinafter defined) during the term of this Agreement, the Company may terminate this Agreement by giving thirty (30) days notice to Employee of its intent to terminate. "Disabled" for the purposes of this Agreement shall mean the inability to perform substantially all of the duties of Employee due to physical or mental ill health, or any reason beyond the control of Employee to perform his duties, for a minimum of ninety (90) consecutive days. In such event, the Company shall have no further obligation to the Employee, except to pay the Employee any accrued but unpaid Base Salary through the date of termination.

               2.5.4. Termination by the Company for Cause. The Company may
discharge the Employee for Cause (as defined hereunder) and terminate this
Agreement immediately upon written notice without any further liability hereunder to the Employee, except to pay him (i) any accrued but unpaid Base
Salary through the date of termination and (ii) a severance payment equal to three (3) months' Base Salary, payable within thirty (30) days of the termination date. In the event of such termination, Employee agrees that he shall also be deemed to have resigned from the Company effective as of the date of such termination. For purposes of this Agreement, a discharge for "Cause"
shall mean termination of the Employee for one or more of the following reasons:

                    (a) Fraud, misappropriation or embezzlement; or

                    (b) Gross willful neglect of duties or an act of gross
willful misconduct which has a detrimental effect on the reputation or business activities of the Company; or

                    (c) Material breach of Sections 2.2.2, 2.2.3 or 3.1 of this
Agreement; or

                    (d) Any act of dishonesty or willful misconduct constituting a material violation of Employee's fiduciary responsibility to the Company.

Notwithstanding anything to the contrary in the Company's Shareholder's
Agreement, to the extent that Employee is also a director of the Company,
Employee shall not participate in any determination regarding the occurrence of
Cause or a termination of Employee for Cause.

               2.5.5. Health Insurance. Commencing upon the date hereof, the
Employee shall be entitled

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to health and accident insurance coverage under the Company's group health plan then in effect, which may be changed by the Company from time to time. All matters of eligibility under the Company's group plan will be determined solely by the carrier providing such insurance. The Company shall use its best efforts to ensure that a group health plan is in effect. During any period in which there is no group plan in effect, the Company shall reimburse Employee for his individual health plan premiums up to $1,000 per month.

     2.6. Vacation. During each full year of the term of this Agreement,
Employee shall be entitled to eighteen (18) business days of paid vacation.
Employee will exercise reasonable discretion regarding when to take vacation days so as not to adversely impact the Company's operations. Employee shall not be entitled to carry forward to the next calendar year any unused vacation days.

     2.7. Expenses. Reasonable expenses incurred in the performance of this
Agreement shall be reimbursed to the Employee upon presentation of appropriate receipts. Employee has been issued a corporate AMEX card by MTS to be used to charge proper corporate expenses. Employee shall fax a copy of the monthly AMEX statement to the attention of Mr. Eyal Shavit at Scope Metal Trading & Technical
Services, Ltd. in Israel, promptly after receipt of each statement.

     2.8. Car Allowance. Employee shall be entitled to continue using the automobile presently leased by MTS for Employee's business use during the
Initial Term. Thereafter, for the duration of this Agreement, MTS shall make available to Employee a new leased automobile of equivalent size and standard.
Employer shall pay all leasing expenses and operating expenses related to the automobile, including gas and tolls incurred while conducting business activity.

3. Restrictive Covenants

     3.1. Covenants. Because (i) Employee will become fully familiar with all aspects of the Company's business during the period of his employment with the
Company, (ii) certain information of which the Employee will gain knowledge during his employment is proprietary and confidential information which is of special and peculiar value to the Company, (iii) if any such proprietary and confidential information were imparted to or became known by any persons, including Employee, engaging in a business in competition with that of the
Company, hardship, loss and irreparable injury and damage would result to the
Company, the measurement of which would be difficult if not impossible to ascertain, and (iv) it is necessary for the Company to protect its business from such damage, the following covenants constitute a reasonable and appropriate means, consistent with the best interests of both the Employee and the Company, to protect the Company against such damage and shall apply to and be binding upon Employee as provided herein:

               3.1.1. Non-Competition by Employee. Employee covenants that, while he is an employee of the Company or in any other individual or representative capacity and for a one (1) year period after the expiration or termination (whether by the Employee or by the Company, other than a termination by the Company without Cause) of the Agreement, he will not engage in or participate in any business which is in competition with the business of the
Company on the date of termination and which continues during the period of non-competition.

               3.1.2. Non-Solicitation by Employee. Employee covenants that at all times during the term of his employment with the Company, and for a period of two (2) years following its termination or expiration, Employee will not: (i)
directly or indirectly solicit any current or former employees of Company, to encourage or otherwise entice such employees to work for other entities; or (ii)
directly or indirectly solicit any current or former clients or customers of the
Company.

               3.1.3. Trade Secrets, Proprietary and Confidential Information.
Employee recognizes that

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his position with the Company is one of the highest trust and confidence by reason of Employee's access to and contact with Confidential and Proprietary
Information of the Company. "Confidential and Proprietary Information" means any information not generally known in the relevant field or industry about the
Company's processes, activities, services or products, including patents,
Inventions, know-how, trade secrets and information relating to research, development, designs, manufacture, purchase, accounting, engineering, marketing, merchandising, selling and customer lists. "Inventions" means discoveries, concepts and ideas, whether patentable or not, including but not limited to processes, methods, designs, formulas, and techniques, as well as improvements thereof or know-how related thereto. Employee shall use his best efforts and exercise utmost diligence to protect and safeguard the Confidential and
Proprietary Information. Employee covenants that while he is an employee of the
Company and for three (3) years thereafter, he will not, directly or indirectly, disclose disseminate or distribute to another, nor induce any other person to disclose, disseminate, or distribute, any Confidential and Proprietary
Information, either for Employee's own benefit or for the benefit of another, whether or not acquired, learned, obtained or developed by Employee, or use or cause to be used, any Confidential and Proprietary Information in any way except as is required in the course of his employment with the Company. The foregoing shall not apply to information which becomes public other than as a result of the prohibited acts of the Employee. All Confidential and Proprietary
Information relating to the business of the Company, whether prepared by
Employee or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not, except in the furtherance of the business of the Company, be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the CEO. Whenever required to do so by the Company, Employee shall promptly deliver to the Company all samples, designs, drawings, blueprints, manuals, letters, notes, notebooks, reports, and copies thereof, and all other materials relating to Confidential and Proprietary Information that are in the possession or under the control of
Employee.

               3.1.4. Remedies. In the event of breach or threatened breach by
Employee of any provision of Section 3.1, the Company shall be entitled to apply for relief by temporary restraining order, temporary injunction, or permanent injunction, without requirement of posting a bond, and to all other relief to which it may be entitled, including any and all monetary damages which the
Company may incur as a result of said breach, violation or threatened breach or violation. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or as to any other breach, violation, or threatened breach or violation.

4. Miscellaneous

     4.1. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered (i) on the date personally delivered or (ii) five days after the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, or
(iii) one day after properly sent by Federal Express or other reputable, nationally-recognized courier service, to the party's address first above written. Either party hereto may designate a different address by providing written notice of such new address to the other party hereto as provided above.

     4.2. Severability. In the event that any provision of this Agreement shall be deemed by any tribunal of competent jurisdiction to be unenforceable, it shall be modified as necessary to render it enforceable to the maximum extent permissible, and shall be enforced accordingly. In the event that, notwithstanding the foregoing, a tribunal of competent jurisdiction shall refuse to enforce any of the provisions contained in this Agreement, the remaining provisions hereof shall not in any way be impaired

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or affected thereby, unless the absence of the affected provision materially adversely impairs the substantive rights of either party hereto, provided, that in the latter event the parties hereto shall use their best efforts to replace the invalidated provision by a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

     4.3. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed within such State. Any disputes, controversies or claims
("Disputes") arising out of or relating to the transactions contemplated herein, or the breach thereof, shall be referred to a single arbitrator selected in accordance with the rules of the American Arbitration Association ("AAA")
sitting in New York City, New York and enforcement of and/or challenges to any determination made by such arbitrator shall be determined in accordance with the laws of the State of New York. Any award issued by the AAA shall be final and binding, and judgment upon the award rendered may be entered in any court having jurisdiction. Such arbitration shall be the exclusive method of resolving
Disputes. Each party shall be liable for its own attorney's fees.

     4.4. Waiver, Modification and Integration. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of any party. This Agreement may not be modified, altered or amended except by written agreement signed by the Employee and the Company.

     4.5. Assignment. Employee shall not transfer or assign this Agreement, or any right or obligation contained herein, to any entity without the Company's prior written consent, and any such attempted assignment will be void.

     4.6. Binding Effect. This Agreement shall be binding and effective upon the
Company and its successors and permitted assigns, and upon the Employee, his heirs and representatives.

     4.7. Entire Agreement. This instrument and the documents referred to herein contain the entire agreement of the parties concerning employment and supercede any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company.

          IN WITNESS WHEREOF, the parties have executed this Amended and
Restated Employment Agreement as of the day and year first above written.

SHINTU INC.                               EMPLOYEE:

By:
    -----------------------------------   --------------------------------------
Name: Jacob Shavit                        Boaz Leshem
Title: President and CEO

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